SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



------------------------------------------------
                           In the Matter of    :
                                               :
GPU, Inc.                                      :
Jersey Central Power & Light Company           :Certificate Pursuant
Metropolitan Edison Company                    :To Rule 24 of Partial
Pennsylvania Electric Company                  :Completion of Transactions
                                               :
                                               :
                           File No. 70-7926    :
                                               :
(Public Utility Holding Company Act of 1935)   :
-----------------------------------------------:


To the Members of the Securities and Exchange Commission:

                  The undersigned, GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, December 22, 1997, June 22, 1999, December 15, 2000, and May 2, 2001, with respect to said Declaration, as follows:

                  1. At the close of business on March 31, 2001, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under the Amended and Restated Credit Agreement, dated as of May 1, 2001, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, as Administrative Agent, and JP Morgan and Salomon Smith Barney Inc., as Joint Lead Arrangers, as follows:

               Company                                 Amount
               -------                                 ------
               GPU                                  $50,000,000
               JCP&L                                 80,000,000
               Met-Ed                                60,000,000
               Penelec                               20,000,000

                  During the period April 1, 2001 through June 30, 2001, the GPU Companies issued unsecured promissory notes representing bank borrowings under the Amended and Restated Credit Agreement as follows:

GPU
---

Issue Date             Maturity Date                      Amount
----------             -------------                      ------
05/04/01                05/10/01                          14,000,000
05/10/01                06/11/01                          14,000,000


JCP&L
-----

Issue Date             Maturity Date                      Amount
----------             -------------                      ------

04/20/01                05/04/01                           20,000,000
05/04/01                05/10/01                          100,000,000
05/10/01                06/11/01                          100,000,000
06/11/01                08/13/01                          106,000,000


Met-Ed
------

Issue Date             Maturity Date                      Amount
----------             -------------                      ------

04/02/01                05/04/01                          20,000,000
04/20/01                05/04/01                          10,000,000
05/04/01                05/10/01                          88,000,000
05/10/01                06/11/01                          88,000,000
05/22/01                06/01/01                          10,000,000
06/01/01                07/02/01                          10,000,000
06/11/01                08/13/01                          88,000,000


Penelec
-------

Issue Date             Maturity Date                      Amount
----------             -------------                      ------

04/02/01                05/04/01                           20,000,000
04/03/01                05/04/01                           50,000,000
04/20/01                05/04/01                           10,000,000
05/04/01                05/10/01                           99,000,000
05/10/01                06/11/01                           99,000,000
06/11/01                08/13/01                          109,000,000


                  During the period April 1, 2001 through June 30, 2001, the GPU Companies repaid unsecured promissory notes representing bank borrowings under the Amended and Restated Credit Agreement as follows:

GPU
---

Date                               Bank                     Amount
----                               ----                     ------
04/03/01               CHASE MANHATTAN BK, AGENT          50,000,000
05/10/01               CHASE MANHATTAN BK, AGENT          14,000,000
06/11/01               CHASE MANHATTAN BK, AGENT          14,000,000

JCP&L
-----

Date                               Bank                     Amount
----                               ----                     ------
05/04/01               CHASE MANHATTAN BK, AGENT          20,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          40,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          40,000,000
05/10/01               CHASE MANHATTAN BK, AGENT         100,000,000
06/11/01               CHASE MANHATTAN BK, AGENT         100,000,000

Met-Ed
------

Date                               Bank                     Amount
----                               ----                     ------
04/02/01               CHASE MANHATTAN BK, AGENT          20,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          10,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          20,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          40,000,000
05/10/01               CHASE MANHATTAN BK, AGENT          88,000,000
06/01/01               CHASE MANHATTAN BK, AGENT          10,000,000
06/11/01               CHASE MANHATTAN BK, AGENT          88,000,000

Penelec
-------

Date                               Bank                     Amount
----                               ----                     ------
04/02/01               CHASE MANHATTAN BK, AGENT          20,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          50,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          20,000,000
05/04/01               CHASE MANHATTAN BK, AGENT          10,000,000
05/10/01               CHASE MANHATTAN BK, AGENT          99,000,000
06/11/01               CHASE MANHATTAN BK, AGENT          99,000,000

                  To summarize the above transactions, at June 30, 2001 the GPU Companies had outstanding unsecured promissory notes pursuant to the Amended and Restated Credit Agreement as follows:


                  Company                               Amount
                  -------                               ------

                  GPU                                $          0
                  JCP&L                               106,000,000
                  Met-Ed                               98,000,000
                  Penelec                             109,000,000

                  2. At the close of business on March 31, 2001, the GPU Companies had outstanding unsecured short-term promissory notes issued as commercial paper as follows:


                  Company                               Amount

                  GPU                                   $    0
                  JCP&L                                      0
                  Met-Ed                                     0
                  Penelec                                    0

                  During the period April 1, 2001 through June 30, 2001, the GPU Companies issued and sold (and paid at maturity where such commercial paper matured on or before June 30, 2001) unsecured short-term promissory notes as commercial paper as follows:

GPU
---

Date of Issuance                Maturity Date                    Amount
----------------                -------------                    ------

                                   NONE

JCP&L
-----

Date of Issuance                Maturity Date                    Amount
----------------                -------------                    ------

                                   NONE

Met-Ed
------

Date of Issuance                Maturity Date                    Amount
----------------                -------------                    ------

                                   NONE

Penelec
-------

Date of Issuance                Maturity Date                    Amount
----------------                -------------                    ------

                                   NONE


                  To summarize the above transactions, at June 30, 2001, the GPU Companies had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

                  Company                                   Amount
                  -------                                   ------

                  GPU                                     $      0
                  JCP&L                                          0
                  Met-Ed                                         0
                  Penelec                                        0

                  3. At the close of business on March 31, 2001, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

                  Company                                 Amount
                  -------                                 ------

                  GPU                                 $ 10,700,000
                  JCP&L                                 12,300,000
                  Met-Ed                                26,900,000
                  Penelec                               66,500,000


                  During the period April 1, 2001 through June 30, 2001, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:



GPU
---

Issue
Date                  Bank                         Amount              Maturity
----                  ----                         ------              --------

04/17/01              SUMMIT BANK              13,100,000              05/04/01



JCP&L
-----

Issue
Date                  Bank                         Amount              Maturity
----                  ----                         ------              --------

04/02/01              FIRST UNION NATIONAL BANK   10,800,000           04/03/01
04/03/01              SUMMIT BANK                 12,300,000           04/04/01
04/04/01              MELLON BANK                  7,700,000           04/05/01
04/05/01              PNC BANK                     7,100,000           04/06/01
04/06/01              MELLON BANK                  9,100,000           04/09/01
04/09/01              MELLON BANK                  1,600,000           04/10/01



Met-Ed
------

Issue
Date                  Bank                         Amount              Maturity
----                  ----                         ------              --------

04/02/01              CITIBANK                     9,100,000           04/03/01
04/03/01              SUMMIT BANK                 11,000,000           04/10/01
04/04/01              MELLON BANK                  3,800,000           04/12/01
04/05/01              ALLFIRST BANK               10,000,000           04/13/01
04/05/01              PNC BANK                     4,500,000           04/06/01
04/06/01              MELLON BANK                  3,900,000           04/09/01
04/10/01              MELLON BANK                  2,800,000           04/11/01
04/10/01              MELLON BANK                  5,000,000           04/17/01
04/12/01              US NATIONAL BANK             1,600,000           04/30/01

Met-Ed con't
------------

Issue
Date                  Bank                         Amount              Maturity
----                  ----                         ------              --------

04/13/01              PNC BANK                     8,200,000           04/16/01
04/16/01              SUMMIT BANK                  6,000,000           05/04/01
04/16/01              US NATIONAL BANK             1,700,000           04/30/01
04/17/01              SUMMIT BANK                  3,500,000           04/18/01
04/20/01              ALLFIRST BANK                5,000,000           05/04/01
04/20/01              MELLON BANK                  7,100,000           04/23/01
04/23/01              MELLON BANK                  4,700,000           04/24/01
04/24/01              MELLON BANK                  2,400,000           04/25/01
04/30/01              CHASE MANHATTAN BANK        10,000,000           05/04/01



Penelec
-------

Issue
Date                  Bank                         Amount              Maturity
-----                 ----                         ------              --------

04/02/01              CITIBANK                     5,600,000           04/03/01
04/02/01              SUMMIT BANK                 40,000,000           04/03/01
04/02/01              US NATIONAL BANK            10,000,000           04/09/01
04/03/01              CHASE MANHATTAN BANK         4,300,000           04/04/01
04/03/01              CHASE MANHATTAN BANK        10,000,000           04/10/01
04/04/01              MELLON BANK                  1,800,000           04/12/01
04/05/01              CITIBANK                     9,500,000           04/06/01
04/06/01              SUMMIT BANK                  8,900,000           04/13/01
04/09/01              MELLON BANK                  6,300,000           04/10/01
04/10/01              CHASE MANHATTAN BANK         7,300,000           04/11/01
04/10/01              MELLON BANK                  5,000,000           05/04/01
04/11/01              US NATIONAL BANK             6,700,000           04/18/01
04/13/01              PNC BANK                     2,400,000           04/16/01
04/17/01              SUMMIT BANK                  1,100,000           05/04/01
04/18/01              MELLON BANK                  3,700,000           04/19/01
04/19/01              SUMMIT BANK                  1,900,000           04/20/01
04/20/01              MELLON BANK                  5,500,000           04/23/01
04/20/01              US NATIONAL BANK             6,700,000           04/30/01
04/23/01              MELLON BANK                  3,200,000           04/24/01
04/30/01              SUMMIT BANK                 12,000,000           05/04/01



                  Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

                  During the period of April 1, 2001 through June 30, 2001, the GPU Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
---

Date                            Bank                         Amount
----                            ----                         ------

04/06/01                  CHASE MANHATTAN BANK             10,700,000
05/04/01                  SUMMIT BANK                      13,100,000



JCP&L
-----

Date                            Bank                         Amount
----                            ----                         ------

04/03/01                  CHASE MANHATTAN BANK              8,200,000
04/03/01                  FIRST UNION NATIONAL BANK        10,800,000
04/04/01                  SUMMIT BANK                      12,300,000
04/05/01                  MELLON BANK                       7,700,000
04/06/01                  FIRST UNION NATIONAL BANK         4,100,000
04/06/01                  PNC BANK                          7,100,000
04/09/01                  MELLON BANK                       9,100,000
04/10/01                  MELLON BANK                       1,600,000



Met-Ed
------

Date                            Bank                         Amount
----                            ----                         ------

04/03/01                  CHASE MANHATTAN BANK              3,800,000
04/03/01                  CITIBANK                          9,100,000
04/04/01                  MELLON BANK                       6,100,000
04/05/01                  CHASE MANHATTAN BANK             15,000,000
04/06/01                  PNC BANK                          4,500,000
04/09/01                  MELLON BANK                       3,900,000
04/10/01                  SUMMIT BANK                      11,000,000
04/11/01                  MELLON BANK                       2,800,000
04/12/01                  MELLON BANK                       3,800,000
04/13/01                  ALLFIRST BANK                    10,000,000
04/16/01                  PNC BANK                          8,200,000
04/17/01                  MELLON BANK                       5,000,000
04/18/01                  SUMMIT BANK                       3,500,000
04/23/01                  MELLON BANK                       7,100,000
04/24/01                  MELLON BANK                       4,700,000
04/25/01                  MELLON BANK                       2,400,000
04/30/01                  US NATIONAL BANK                  1,600,000
04/30/01                  US NATIONAL BANK                  1,700,000
05/04/01                  ALLFIRST BANK                     5,000,000
05/04/01                  CHASE MANHATTAN BANK              2,000,000
05/04/01                  CHASE MANHATTAN BANK             10,000,000
05/04/01                  SUMMIT BANK                       6,000,000

Penelec
-------

Date                            Bank                         Amount
----                            ----                         ------

04/02/01                  SUMMIT BANK                      37,200,000
04/03/01                  CITIBANK                          5,600,000
04/03/01                  FIRST UNION NATIONAL BANK         6,100,000
04/03/01                  MELLON BANK                      13,200,000
04/03/01                  SUMMIT BANK                      40,000,000
04/04/01                  CHASE MANHATTAN BANK              4,300,000
04/05/01                  CHASE MANHATTAN BANK             10,000,000
04/06/01                  CITIBANK                          9,500,000
04/09/01                  US NATIONAL BANK                 10,000,000
04/10/01                  CHASE MANHATTAN BANK             10,000,000
04/10/01                  MELLON BANK                       6,300,000
04/11/01                  CHASE MANHATTAN BANK              7,300,000
04/12/01                  MELLON BANK                       1,800,000
04/13/01                  SUMMIT BANK                       8,900,000
04/16/01                  PNC BANK                          2,400,000
04/18/01                  US NATIONAL BANK                  6,700,000
04/19/01                  MELLON BANK                       3,700,000
04/20/01                  SUMMIT BANK                       1,900,000
04/23/01                  MELLON BANK                       5,500,000
04/24/01                  MELLON BANK                       3,200,000
04/30/01                  US NATIONAL BANK                  6,700,000
05/04/01                  MELLON BANK                       5,000,000
05/04/01                  SUMMIT BANK                      12,000,000
05/04/01                  SUMMIT BANK                       1,100,000


                  To summarize the above transactions, at June 30, 2001 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



                  Company                            Amount
                  -------                            ------

                  GPU                             $       0
                  JCP&L                                   0
                  Met-Ed                                  0
                  Penelec                                 0


                  4. At the close of business on March 31, 2001, Met-Ed and Penelec had no outstanding demand notes representing intercompany loans from GPU.

                  During the period April 1, 2001 through June 30, 2001, Met-Ed and Penelec issued demand notes representing intercompany loans from GPU, as follows:

Met-Ed
------

Issue Date                     Amount                     Maturity
----------                     ------                     --------

05/23/01                      50,000,000                  06/22/01
06/22/01                      50,000,000                  07/23/01



Penelec
-------

Issue Date                     Amount                     Maturity
----------                     ------                     --------

05/23/01                      40,000,000                  06/22/01
06/22/01                      40,000,000                  07/23/01



                  During the period April 1, 2001 through June 30, 2001, Met-Ed and Penelec repaid demand notes issued to GPU, as follows:



Met-Ed
------

Date                   Amount
----                   ------

06/22/01               50,000,000



Penelec
-------

Date                   Amount
----                   ------

06/22/01               40,000,000



                  To summarize the above transactions, at June 30, 2001, Met-Ed and Penelec had outstanding demand notes pursuant to intercompany loans from GPU, as follows:



                  Company                      Amount
                  -------                      ------

                  Met-Ed                     $50,000,000
                  Penelec                     40,000,000

                                    SIGNATURE
                                    ---------

                PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                      GPU, INC.
                                      JERSEY CENTRAL POWER & LIGHT COMPANY
                                      METROPOLITAN EDISON COMPANY
                                      PENNSYLVANIA ELECTRIC COMPANY



                                      By: /s/ T. G. Howson
                                          --------------------------
                                             T. G. Howson
                                             Vice President and Treasurer


Date: July 10, 2001